UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)        October 29, 2010

MILLER PETROLEUM, INC.
(Exact name of registrant as specified in its charter)

Tennessee	001-34732	62-1028629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3651 Baker Highway, Huntsville, TN	37756
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(423) 663-9457

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On November 1, 2010, we issued a press release announcing that our subsidiary Cook Inlet Energy, LLC had secured a three-year extension of its Susitna Basin Exploration License No. 2, ADL 390078, which covers 471,474 acres. Cook Inlet Energy, LLC will be required to satisfy a work commitment totaling $750,000 during the term of the extension. Upon completion of the new work commitment, we will have the option to convert all or part of the licensed acreage to leases.

Pursuant to General Instruction B.2 of Form 8-K, the information in this Item 7.01 of Form 8-K, including Exhibits 99.1, shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise be subject to the liabilities of that section, nor is it incorporated by reference into any filing of Miller Petroleum, Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 8.01	Other Events.

On October 29, 2010, we received final confirmation that the Alaska Department of Natural Resources had approved Cook Inlet Energy, LLC's application for the extension of the Susitna Basin Exploration License No. 2, ADL 390078, which covers 471,474 acres. The Susitna License has been extended for an additional three years, until October 31, 2013. Under the terms of the extension, we will be required to spend an additional $750,000 in order to satisfy the new work commitment. If we fail to have spent at least $250,000 during the first year of the extension period, we will be required to identify one-third of the acreage for relinquishment (157,142 acres). If we fail to have spent a total of at least $500,000 by the end of the second year of the extension period, we will be required to identify an additional one-third of the acreage for relinquishment. We were required to back the work commitment with an initial bond of $250,000. Upon completion of the new work commitment, we will have the option to convert all or part of the licensed acreage to leases.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibit

10.34	Letter accepting the terms of the extension dated October 28, 2010.

99.1	Press release dated November 1, 2010 announcing the renewal of the Susitna License.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLER PETROLEUM, INC.

Date: November 1, 2010	By:	/s/ Scott M. Boruff
Scott M. Boruff, Chief Executive Officer